EXECUTIVE EMPLOYMENT AGREEMENT

       THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made this 21st day of June 2004, by and between Patrick J. Cochrane ("Executive"), who resides at 36 Fountain Creek Drive, Sherwood Park, Alberta, T8B 1C9, Canada, and Innovative Energy Solutions, Inc. ("iESi", or "Company."), 41 North Mojave Road, Las Vegas, Nevada 89101, United States, effective July 1, 2004 ("Effective Date").

                                 R E C I T A L S

       Company wishes to retain the services of Executive pursuant to this Employment Agreement, the terms and provisions of which are set forth below.

       NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

          1. POSITION AND DUTIES.

             During the Term (as defined in Section 5) Executive will continue to be employed by Company as its Chief Executive Officer and shall perform those duties as described in Job Description, (attached as Exhibit A), and as determined from time to time determined by the Board of Directors of Company ("Board") in accordance with the policies, practices and bylaws of Company. During the Term, the Board may, in its sole discretion, appoint Executive as a member of the Board.

             Executive shall serve Company faithfully, loyally, honestly, and to the best of Executive's ability. Executive will devote Executive's best efforts and substantially all of the Executive's business time to the performance of Executive's duties for, and in the business and affairs of, Company.

             Subject to Section 7, the Board reserves the right, in its sole discretion, to change or modify Executive's position, title, and duties during the Term of this Agreement.

          2. BASE SALARY.

             Commencing on the Effective Date and during the remaining Term of this Agreement, Executive's annual base salary will be One Hundred Eighty Thousand U.S. Dollars ($180,000), payable in accordance with Company's customary payroll practice. Executive's base salary will be reviewed annually by the Board in accordance with Company's compensation review policies and practices, all as determined by Company in its discretion.

             However, Executive agrees that Company shall have no obligation to pay any salary to Executive until such time as the Company has received unrestricted equity investments from persons other than the Company's incorporators of $1,500,000 (One Million Five Hundred Thousand U.S. Dollars) or more and those funds are on hand and available in the Company's bank account for payment at the direction of the Board (the "Outside Funds"). Within ten
(10) business days after the Outside Funds are on hand as aforesaid, Company shall pay to Executive all earned but unpaid salary attributable to Executive's employment with Company from the Effective Date until the date of payment, and shall thereafter pay, so long as this Agreement continues, payable in accordance with Company's customary payroll practice.

           3. INCENTIVE COMPENSATION.

             Company has or will develop a performance-based compensation program for members of its senior executive management team that is discretionary in nature and based on among other things the financial performance of Company and the Executive's value in achieving this performance. Executive shall be eligible to participate in any and all performance-based incentive compensation program that the Board has established or may in the future establish for Executive, as well as any performance-based incentive compensation program established from time to time for other members of
 Company's senior management.

          4. OTHER AGREEMENTS.

Other Agreements. Company and Executive may, from time to time, enter into one or more agreements relating to specific benefit and/or compensation programs including without limitation, a change of control agreement, stock option agreements, stock purchase agreements, and stock grant agreements. Nothing in this Agreement is intended to alter or modify any of such agreements, which are now referred to as "Ancillary Agreements."

          5. TERM AND TERMINATION.

             This Agreement will continue in full force and effect until terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be negotiated and replaced by a written agreement signed by both parties; (b) Company may elect to terminate this Agreement, with or without "Cause," as defined below; (c) Executive may elect to terminate this Agreement with or without "Good Reason," as defined below; or (d) either party may serve notice on the other of its or his desire to terminate this Agreement at the end of the Term.

             The "Term" of this Agreement shall begin on the Effective Date and shall expire by its terms in sixty (60) months, on June 30, 2009, unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, the "Term" of this Agreement shall renew automatically for additional twelve
(12) month periods unless terminated accordance with the provisions of this Agreement.

           6. TERMINATION BY COMPANY.

       A. Termination for Cause. Company may terminate this Agreement and Executive's employment for Cause at any time upon written notice. For purposes of this Agreement, "Cause" shall be limited to discharge resulting from a determination by Company that within the period of time contemplated by this agreement the Executive has: (i) been convicted of a felony involving dishonesty, fraud, theft or embezzlement; (ii) failed or refused, in a material respect, to follow reasonable policies or directives established by Company and after written notice thereof from Company, and a reasonable opportunity by Executive to cure such failures or refusals after having been given reasonable written notice of such failures or refusals; (iii) willfully and persistently failed to attend to the material duties or obligations imposed upon Executive under this Agreement after reasonable written notice from Company and a reasonable opportunity by Executive to cure such failure; (iv) performed an act or failed to act, which, if Executive were prosecuted and convicted, would constitute a felony involving $1,000 or more of money or property of Company, or (v) committed other acts constituting intentional misconduct or dishonesty that in the reasonable discretion of the Board are likely to have a material adverse effect on the Company.

             If this Agreement and Executive's employment are terminated by Company for Cause, Executive shall receive no Severance Benefits.

       B.   Termination  Without  Cause.   Company   also  may  terminate  this
Agreement and Executive's employment at any time or elect to not renew this Agreement at the end of any Term without Cause by giving at least 60 days prior written notice to Executive. In the event (i) this Agreement and Executive's employment are terminated by Company, or (ii) Company elects not to renew this Agreement at the end of any Term, without Cause, Executive shall be entitled to receive Severance Benefits pursuant to Section 9.

           7. TERMINATION BY EXECUTIVE.

             Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this Section 7.

       A. Termination For Good Reason. Executive may terminate this Agreement and Executive's employment for "Good Reason" by giving written notice to Company within 60 days (or such longer period as may be agreed to in writing by Company) of Executive's reason(s) for believing that "Good Reason" for his termination of employment exists.

             Executive shall have "Good Reason" to terminate his Agreement and Executive's employment upon the occurrence of any of the following events: (i) the assignment to Executive of any duties that are inconsistent with, or the reduction of powers or functions associated with, Executive's position, duties, or responsibilities with Company, or an adverse change in Executive's titles, authority, or reporting responsibilities, or in conditions of Executive's employment, (ii) the Executive's base salary is reduced or the potential incentive compensation (or bonus) to which Executive may become entitled to at any level of performance by the Executive or Company is reduced, (iii) the failure of Company to cause any successor to expressly assume and agree to be bound by the terms of this Agreement, (iv) any purported termination by Company of Executive's employment for grounds other than for "Cause," or (v) Company relieving the Executive of Executive's duties other than for "Cause."

             If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to
Section 9.

       B. Termination Without Good Reason. Executive also may terminate this Agreements and Executive's employment without Good Reason at any time by giving 60 days notice to Company. If Executive terminates this Agreement and Executive's employment without Good Reason, Executive shall not be entitled to receive Severance Benefits pursuant to Section 9.

          8. DEATH OR DISABILITY

             This Agreement will terminate automatically on Executive's death. Any salary or other amounts due to Executive for services rendered prior to Executive's death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's estate or heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained in whole or in part by Company for the benefit of Executive, his estate or heirs.

             In the Executive becomes "Disabled," Executive's employment hereunder and Company's obligation to pay Executive's salary shall continue for a period of eighteen (18) months from the date of such Disability, at which time Executive's employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a "Disability" for purposes of this Section 8 if, in the reasonable, good faith judgment of a licensed physician selected by the Board, Executive is unable for a period of ninety (90) consecutive business days to perform the essential functions of Executive position required under this Agreement, with or without reasonable accommodations, because of a physical or mental impairment. Any dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Board, provided, however, that if Executive does not accept the opinion of the licensed physician selected by Company, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by Executive; provided further, however, that if Company does not accept the opinion of the licensed physician selected by Executive, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Company and Executive, respectively.

          9. SEVERANCE BENEFITS

              If this Agreement and Executive's employment are terminated without Cause pursuant to Section 6(B) hereof or if Executive elects to terminate this Agreement for Good Reason pursuant to Section 7(A) hereof, Executive shall receive the "Severance Benefits" as provided by this Section. The Severance Benefits shall be payable in a single lump sum within ten (10) days following termination of employment and shall equal the greater of (i) sum of (a) the Executive's base salary for the unexpired Term, and (b) the average of incentive compensation paid to the Executive for the two (2) years prior to the date of termination multiplied by a fraction, the numerator of which is the number of months remaining from the date of termination to the end of the Term and the denominator of which is twelve (12), and (ii) the sum of (x) Executive's base salary for a twenty-four (24) month period as in effect on the date of termination and (y) the average on an annual basis of incentive compensation paid to the Executive for the two years prior to the date of termination. In addition, the Executive shall continue to receive life, disability, accident and group health insurance benefits substantially similar to those which he was receiving immediately prior to his termination of employment until the earlier of the end of the period of eighteen (18) months following his termination of employment or the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any Plan or program of any other employer. If a particular insurance benefit may not be continued for any reason, Company shall pay Executive the amount necessary to permit Executive to purchase the same insurance benefits as were provided by Company, such payment to be made to Executive in a single lump sum. The benefits provided pursuant to this Section shall be provided on substantially the same terms and conditions as they were provided prior to the termination of employment, except that the full cost of such benefits shall be paid by the Company. The Executive's right to receive continued coverage under the Company's group health plans pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of his right to receive continued benefits under this Agreement.

             Executive shall have no duty to mitigate damages in order to receive the benefits provided by this Section.

             If Company terminates the Agreement and Executive's employment for Cause, or if Executive voluntarily terminates this Agreement and Executive's employment without Good Reason prior to the end of the Term, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive's death or disability while in the active employ of Company.

          10.BENEFITS

             Executive will be entitled to participate in all employee benefit plans, including, but not limited to, retirement plans, stock option plans, life insurance plans, and health and dental plans available to other Company employees, subject to restrictions (including waiting periods) specified in the applicable Plan. Executive is entitled to six (6) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Company's standard vacation policies. In addition to the compensation and benefits provided above, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging, entertainment, promotion, and other ordinary and necessary business expenses consistent with Company policies.

          11.CONFIDENTIALITY AND NON-DISCLOSURE

             During the course of Executive's employment, Executive has and will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to trade secrets, intellectual property, patent applications, copyright applications, technical drawings, financial information, annual report, audited and unaudited financial reports, strategic plans, business plans, marketing strategies, new business strategies, personnel and compensation information, and other such reports, documents or information. In the event Executive's employment is terminated by either party for any, reason, Executive will return to Company and Executive will not take, any copies of such documents, computer print-outs, computer tapes, floppy disks, CD ROMs, DVDs, etc., in any form, format or manner whatsoever, nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Company consents to be disclosed, with such consent to be in writing. The provisions of this Section 11 shall survive the termination of this Agreement.

     (a) No Use of Name. I shall not at any time use the Company's name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

          12.COVENANT-NOT-TO-COMPETE

       A. Interests to be Protected. The parties acknowledge that during the Term, Executive will perform essential for Company, its employees and shareholders, and for customers of Company. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Company's clients on a first-hand basis and will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Executive will be to, have access to, and be required to work with, a considerable amount of Company's confidential and proprietary information, including but not limited to information concerning Company's methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists.

             The parties also expressly recognize and acknowledge that the personnel of Company have been trained by, and are valuable to Company, and that if Company must hire new personnel or retrain existing personnel to fill vacancies Company will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Company in any manner whatsoever, it would seriously impair the goodwill and diminish the value of Company's business.

             The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and that it is necessary for the protection of Company, its shareholders and employees.

             For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenant-Not-To-Compete") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

       B. Devotion to Employment. Executive shall devote substantially all of Executive's business time and best efforts to the performance of Executive's duties on behalf of Company. During the term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Company, engage in any outside employment, or in any activity competitive with or adverse to Company's business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Company. Participation to a reasonable extent in civic, social or community activities is encouraged.

       C. Non-Solicitation of Customer or Suppliers. During the term of Executive's employment with Company and for a period of twelve (12) months after the expiration or termination of employment with Company for Cause or without Good Reason (if initiated by Executive), Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact encourage, handle or solicit, or cause others to solicit, any person or other entity that is, or was within the twelve (12) month period immediately prior to the date of Executive's termination, a customer or supplier of Company or any of its subsidiaries or affiliates, for the purpose of soliciting, selling or purchasing from such customer or supplier the same, similar, or related services or products that are provided by, or purchased by, Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, the obligations of Executive under this Section 12(C), shall terminate only if the employment of Executive is terminated by Company without Cause or if Executive terminates his employment for Good Reason. If Executive violates Executive's obligations under this
Section 12(C), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

       D. Non-Solicitation of Employees. During the term of Executive's employment with Company and for a period of twelve (12) months after the termination of employment with Company, regardless of who initiates the termination, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, seek to hire, and/or hire any person who, on the date hereof, or on the date of Executive's termination, is an employee of Company or any of its subsidiaries or affiliates, and that receives annual compensation in excess of $25,000, for employment or as an independent contractor with any person or entity (other than Company or any of its subsidiaries or affiliates), unless first authorized in writing by Company, which authorization may be withheld in the sole and absolute discretion of Company. If Executive violates Executive's obligations wider this Section 12(D), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

       E. Competing Business. During the term of Executive's employment and for a period of twelve (12) months after the termination of employment with Company for Cause or without Good Reason (if initiated by Executive), Executive shall not, directly or indirectly, (including, without limitation, as a partner, director, officer or employee of, or lender or consultant to, any other personal entity, or shareholder (other than as the holder of less than five percent of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, or in any other capacity, within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the same or similar business as Company and its subsidiaries (i.e., Motorsports internet-related business), or any aspect thereof, unless first authorized in writing by Company, which authorization may be withheld in the sole and absolute discretion of Company. For purposes of this Section 12(E), the term "Restricted Territory" shall mean any geographical service area where Company or any of its subsidiaries and affiliates is engaged in business, sells products or performs services or was considering engaging in business at any time, prior to the termination or at the time of termination. Notwithstanding the foregoing, the obligations of Executive under this Section 12(E), shall terminate only if Executive is terminated by Company without Cause or if Executive terminates his employment for Good Reason. If Executive violates Executive's obligations under this Section 12(E), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

       F. Judicial Amendment. If the scope of any provision of this Section 12 is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

       G. Injunctive Relief Damages and Forfeiture. Due to the nature of Executive's position with Company, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Company's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Company may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

       H. Survival. The provisions of this Section 12, shall survive the termination of this Agreement.

          13.AMENDMENTS

             This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. Accordingly, there are no side agreements or verbal agreements other than those that are stated in this agreement. Any amendment, modification or change in said Agreements must be done so in writing and signed by both parties.

          14.SEVERABILITY

             In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

          15.GOVERNING LAW

             The law of the State of Nevada shall govern the interpretation and application of all of the provisions of this Agreement.

           16.SUCCESSORS AND ASSIGNS

          It is expressly understood that this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or organization with which or into which the Company may be merged or acquired by or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.


          17.INDEMNITY

General. Company shall, to the fullest extent authorized by the Delaware General Company Law, as amended, indemnify and hold harmless Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith.

Expenses. This right to indemnification includes the right to be paid by Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, an advancement of expenses incurred by Executive shall be made only upon delivery to Executive of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to Executive after his termination of employment and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

Claims for Indemnification or Expenses. If a claim under either A or B above is not paid in full by Company within sixty (60) days after Company receives a written claim, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, Executive may at any time thereafter bring suit against Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, shall be on Company.

          18.DISPUTE RESOLUTION

       A. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement (excepting the confidentiality and non-disclosure provisions of Section 11 hereof, and the Covenant-Not-To-Compete provisions of
Section 12 hereof), or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section below writing and served upon the other. Any demand for mediation shall be made in writing party to the dispute, by certified mail, return receipt requested, at the business address of or at the last known residence address of Executive respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation learning will occur at a time and place convenient to the parties in Las Vegas, Nevada, Arizona, within thirty (30) days of the date of selection or appointment of the mediator and shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA").

       B. Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 18(A). The mediator shall not serve as arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Las Vegas, Nevada, within thirty (30) days of selection or appointment of the arbitrator. If Company has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. ** 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the AAA. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

       C. Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of intentional discrimination claims prohibited by statute, the arbitrator may direct payment consistent with 42 U.S.C. * 1981(a) and the Civil Rights Act of 1991. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Any award of punitive damages shall not exceed two times any compensatory award and in any event, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. ** 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

       D. Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator form a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Company from AAA. Executive shall have the first strike.

          19.NOTICES

Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable international overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.



       IN WITNESS WHEREOF, Company and Executive have executed this Agreement effective on the date set forth above.

       Innovative Energy Solutions, Inc.             "Executive"



       By: ________________________                  _______________________

       Ronald C. Foster                              Patrick J. Cochrane

       Chairman of the Board of Directors







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